Exhibit 10.6
CERTIFICATE OF INCORPORATION
OF
CCE HOLDCO #2, INC.

ARTICLE I
NAME
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
CCE Holdco #2, Inc.
ARTICLE II
REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.
ARTICLE IV
CAPITAL STOCK
     SECTION 1. Authorized Capital Stock. The Corporation shall be authorized to issue 12,000,000 shares of capital stock, of which (a) 10,000,000 shares shall be shares of Common Stock, par value $.01 per share (the “Common Stock”), and (b) 2,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). Shares of Preferred Stock may be issued from time to time in one or more series.
     SECTION 2. Series A Preferred and Series B Preferred. Out of the 2,000,000 shares of Preferred Stock authorized by SECTION 1 of this ARTICLE IV, there is hereby created a series of 200,000 shares of Preferred Stock to be designated “Series A Redeemable Preferred Stock” (the “Series A Preferred”) and there is hereby created a series of 200,000 shares of Preferred Stock to be designated “Series B Redeemable Preferred Stock” (the “Series B Preferred”). The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred and the Series B Preferred, respectively, are as follows:

     (a) Rank. The Series A Preferred and the Series B Preferred shall rank on a parity with one another with respect to dividend rights and rights upon Liquidation and, except as otherwise provided in this SECTION 2, the Series A Preferred and the Series B Preferred shall rank on a parity with one another in all other respects. The Series A Preferred and the Series B Preferred (sometimes collectively referred to as the “Designated Preferred”) shall, with respect to dividend rights and rights upon Liquidation, rank: (i) senior to the Common Stock and each other class or series of capital stock of the Corporation or series of Preferred Stock established after the date of this Certificate of Incorporation and issued in accordance with the terms of this ARTICLE IV, the terms of which do not expressly provide that it ranks senior to or on parity with the Designated Preferred as to dividend rights and rights upon Liquidation (collectively referred to as “Junior Securities”); (ii) on a parity with each other class or series of capital stock of the Corporation or series of Preferred Stock established after the date of this Certificate of Incorporation and issued in accordance with the terms of this ARTICLE IV, the terms of which expressly provide that such class or series shall rank on a parity with the Designated Preferred as to dividend rights and rights upon Liquidation (collectively referred to as “Parity Securities”); and (iii) junior to each other class or series of capital stock of the Corporation or series of Preferred Stock established after the date of this Certificate of Incorporation and issued in accordance with the terms of this ARTICLE IV, the terms of which expressly provide that such class or series shall rank senior to the Designated Preferred as to dividend rights and amounts payable upon Liquidation (collectively referred to as “Senior Securities”).
     (b) Dividends.
          (i) Dividend Rate. Dividends in respect of each outstanding share of Designated Preferred (“Designated Preferred Dividends”) shall accrue on a daily basis from the date of issuance at an annual rate equal to the Dividend Rate (as defined below) multiplied by the sum of (A) $100 (as it may be adjusted with respect to each series of Designated Preferred pursuant to SECTION 2(j) of this ARTICLE IV, the “Stated Liquidation Preference”) plus (B) the amount of all Designated Preferred Dividends and Designated Preferred Penalty Dividends (as defined below), if any, that have accrued with respect to such share after the issuance of such share and on or prior to the immediately preceding Dividend Payment Date (as defined below), less the amount of all Designated Preferred Dividends and Designated Preferred Penalty Dividends paid with respect to such share since the issuance of such share (collectively, “Accumulated Dividends”). The “Dividend Rate” shall be 13% per annum, except that the “Dividend Rate” shall be 15.5% per annum with respect to each day on which a Default occurs or a Default has occurred and is continuing. If a Triggering Event occurs during any Dividend Period (as defined below) then additional dividends in respect of each outstanding share of Designated Preferred (“Designated Preferred Penalty Dividends”) shall accrue from the beginning of such Dividend Period at the applicable annual penalty dividend rates set forth in the following table:

Leverage Ratio	Annual Penalty Dividend Rate
Greater than 4.0 to 1.0 but less than or equal to 5.0 to 1.0	2%
Greater than 5.0 to 1.0 but less than or equal to 6.0 to 1.0	5%
Greater than 6.0 to 1.0	7%
Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
          (ii) Payment Dates. Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, are payable on the last day of March, June, September and December of each year (each of such dates being a “Dividend Payment Date” and each such quarterly period being a “Dividend Period”) beginning on March 31, 2006. If any Dividend Payment Date is not a business day, Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, shall be payable on the next succeeding business day. Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, payable on any Dividend Payment Date shall be payable to holders of record as they appear in the Corporation’s stock records at the close of business on March 15, June 15, September 15 and December 15 immediately preceding the Dividend Payment Date. Accumulated Dividends for any Dividend Period not paid on the regular Dividend Payment Date may be declared and paid at any time, without reference to any Dividend Payment Date, to the holders of record of the Designated Preferred as they appear on the Corporation’s stock register at the close of business on the record date as shall be fixed by the Board of Directors, which record date shall be not more than 60 days or less than 10 days prior to the payment date.
          (iii) Accrual and Accumulation of Dividends. Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, shall be cumulative such that any Designated Preferred Dividends or Designated Preferred Penalty Dividends accrued but not paid on any Dividend Payment Date shall accumulate until paid and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate and giving effect to any Designated Preferred Penalty Dividend then in effect, compounded quarterly on each subsequent Dividend Payment Date. Each payment of Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, shall be credited first against the Accumulated Dividends with respect to the earliest Dividend Period for which dividends have not been paid in full.

          (iv) Form of Payment. All Designated Preferred Dividends and Designated Preferred Penalty Dividends, if any, declared by the Board of Directors and paid by the Corporation shall be payable in cash.
          (v) Restriction on Dividend Payments. No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Designated Preferred with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividends upon, all outstanding shares of Designated Preferred. Unless all Accumulated Dividends on all outstanding Designated Preferred shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (A) no dividend or distribution (other than a dividend or distribution payable solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of any dividends or distributions upon, any shares of Junior Securities or Parity Securities, except dividends paid ratably on the Series A Preferred and Series B Preferred and all such Parity Securities on which dividends are accrued, accumulated and unpaid in proportion to the total amounts to which holders of all such shares are then entitled; (B) no shares of Junior Securities or Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of Junior Securities) by the Corporation or any of its Subsidiaries, except for purchases, redemptions or other acquisitions or retirements for value paid ratably on the Series A Preferred and Series B Preferred and all such Parity Securities; and (C) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its Subsidiaries; provided, however, that the foregoing limitations shall not apply with respect to Junior Securities if at the date of each such dividend, distribution, purchase, redemption, acquisition, retiring for value, payment, setting apart or making available, full cumulative dividends determined in accordance herewith on the Designated Preferred have been paid in full for all dividend periods ended prior to the date of such event and such event is otherwise permitted by SECTION 2(g)(xvii) of this ARTICLE IV.
       (c) Liquidation.
          (i) Liquidation Preference. In the event of any Liquidation, before any payment or distribution of the Corporation’s assets (whether capital or surplus), or proceeds thereof, is made to, or set apart for, the holders of Junior Securities, holders of Designated Preferred shall be entitled to receive in respect of each share of Designated Preferred payment out of the Corporation’s assets, or the proceeds thereof, available for distribution of an amount equal to the sum of (A) the Stated Liquidation Preference, (B) any Accumulated Dividends accrued with respect to such share and (C) any dividends accrued during the current Dividend Period to, but not including, the date of final distribution with respect to such share. If, upon any Liquidation, the Corporation’s assets, or proceeds thereof, are insufficient to pay, in full, the Stated Liquidation Preference and the other liquidating payments to which the holders of any Parity Securities are entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of Designated Preferred and such Parity Securities ratably in proportion to the respective amounts that would be payable on such shares of Designated Preferred and any such Parity Securities if all amounts payable thereon were paid in full.
          (ii) No Further Participation. After payment of the full amount of the sum of (A) the Stated Liquidation Preference, (B) any Accumulated Dividends accrued with respect to such share and (C) any dividends accrued during the current Dividend Period to, but not including, the date of final distribution with respect to such share, to which the holders of shares of Designated Preferred are entitled, the holders of the Designated Preferred shall have no further right or claim to any of the Corporation’s remaining assets, or the proceeds thereof.
       (d) Redemption.
          (i) Mandatory Redemption. On December 21, 2011 (the “Mandatory Redemption Date”), the Corporation shall redeem all of the outstanding shares of Designated Preferred, in cash, at a redemption price, calculated as of such date, equal to the sum of (A) the Stated Liquidation Preference, (B) any Accumulated Dividends accrued with respect to such share and (C) any dividends accrued during the current Dividend Period to, but not including, the date of final distribution with respect to such share. If the Corporation does not have sufficient funds or is not permitted under applicable law to redeem all of the outstanding shares of Designated Preferred on the Mandatory Redemption Date, the Corporation shall use all legally available funds to effect such redemption with respect to the maximum number of shares of Designated Preferred. The Corporation shall allocate the shares of Designated Preferred to be redeemed ratably between the Series A Preferred and the Series B Preferred in proportion to the number of shares of each such series then outstanding. The Corporation shall allocate the shares of Series A Preferred and Series B Preferred to be redeemed ratably among the holders of the outstanding shares of each such series in proportion to the number of such shares then held by each holder. The shares of Designated Preferred not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein. Subject to the other provisions hereof, the Corporation shall redeem the balance of the shares of Designated Preferred on the first date thereafter on which the Corporation may legally do so (subject to the allocation provisions set forth above with respect to any further redemption in part).
          (ii) Notice of Redemption. The Corporation shall give notice of the mandatory redemption of Designated Preferred to each holder of record of Designated Preferred not less than 30 days nor more than 60 days before the redemption date; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the procedure for the redemption of any shares of Designated Preferred to be redeemed except as to any holder to whom the Corporation has failed to give said notice or whose notice was defective. The notice of mandatory redemption shall state: (A) the redemption date; (B) the redemption price; (C) if less than all Designated Preferred are to be redeemed, the aggregate number of shares of Designated Preferred to be redeemed and the number of shares held by the addressee of such notice to be redeemed; (D) the place or places where certificates evidencing shares of Designated Preferred to be redeemed are to be surrendered for payment of the redemption price; and (E) that, on the redemption date, the redemption price shall become due and payable upon each such share of Designated Preferred to be redeemed and that dividends on the shares of Designated Preferred to be redeemed shall cease to accrue on such redemption date. Such notice shall be given by first class mail, postage prepaid, mailed to each holder of record of Designated Preferred at such holder’s address as the same appears on the Corporation’s stock register. Upon surrender of the certificates for shares of Designated Preferred so redeemed, in accordance with the notice of mandatory redemption, such shares of Designated Preferred shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than the total number of shares of Series A Preferred or Series B Preferred represented by a certificate are redeemed, the Corporation shall issue and deliver to the holder a new certificate representing the number of unredeemed shares of Series A Preferred or Series B Preferred, as the case may be.
          (iii) Redemption Price. Prior to any redemption date, the Corporation shall segregate and hold in trust an amount sufficient to pay the redemption price of all share of Designated Preferred to be redeemed on that date.
          (iv) No Rights in Respect of Redeemed Shares. From and after the redemption date (unless the Corporation defaults in the payment in full of the redemption price of the shares called for redemption), dividends on the shares of Designated Preferred so called for redemption shall cease to accrue, and all rights of the holders thereof, as holders of such shares of Designated Preferred (except the right to receive from the Corporation the redemption price), shall cease.
          (v) Restrictions After Failure to Effect Full Redemption. If and for so long as the Corporation fails to redeem, for any reason, all of the outstanding shares of Designated Preferred pursuant to this SECTION 2(d), the Corporation shall not, directly or indirectly, (A) redeem or otherwise acquire any Parity Securities or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation in which shares of Designated Preferred receive a pro rata share) or (B) declare or make any distribution on Junior Securities, or redeem or otherwise acquire any Junior Securities, or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of Junior Securities.

       (e) Repurchase Offer Upon Change of Control.
          (i) Repurchase Offer. At least 20 days prior to the consummation by the Corporation of any transaction that would result in or constitute a Change of Control, the Corporation shall give notice to each holder of Designated Preferred describing the transaction or transactions that constitute a Change of Control and providing a written offer (the “Repurchase Offer”) to purchase all of the shares of Designated Preferred held by such holder at a purchase price for such shares equal to 101% of the sum of (A) the Stated Liquidation Preference, (B) any Accumulated Dividends accrued with respect to such share and (C) any dividends accrued during the current Dividend Period to, but not including, the date of final distribution with respect to such share, calculated as of the day on which such purchase is consummated (such amount, the “Repurchase Price”). The Repurchase Offer shall be conditioned upon the consummation by the Corporation of the Change of Control but shall otherwise be irrevocable.
          (ii) Compliance with Securities Laws. The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of Designated Preferred as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the any of the provisions of this SECTION 2(e), the Corporation shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this SECTION 2(e) by virtue of such compliance.
          (iii) Closing of the Repurchase Offer. Immediately prior to the consummation of the Change of Control, the Corporation shall (A) repurchase all shares of Designated Preferred properly tendered pursuant to the Repurchase Offer, and (B) segregate and hold in trust an amount sufficient to pay the Repurchase Price for all shares of Designated Preferred so tendered. Upon surrender of the certificates for shares of Designated Preferred so tendered (properly endorsed for transfer), free and clear of any restrictions, liens or claims, together with such other instruments of transfer as the Corporation may reasonably request, in accordance with the Repurchase Offer, the Corporation shall promptly deliver to each holder of shares of Designated Preferred so tendered the applicable payment for those shares of Designated Preferred. If fewer than the total number of shares of Series A Preferred or Series B Preferred represented by a certificate are repurchased, the Corporation shall issue and deliver to the holder a new certificate representing the number of unpurchased shares of Series A Preferred or Series B Preferred, as the case may be. The Corporation shall publicly announce the results of its Repurchase Offer on or as soon as practicable after consummation of the Repurchase Offer.
          (iv) Third Party Change of Control Offer. The Corporation shall not be required to make a Repurchase Offer upon the occurrence of a Change of Control if a third party makes an offer to purchase the Designated Preferred in the manner, at the times and otherwise in compliance with the requirements described in this SECTION 2(e) and purchases all shares of Designated Preferred validly tendered and not withdrawn.
          (v) Failure to Comply. The Corporation may not consummate any transaction that would result in or constitute a Change of Control unless it has complied in full with its obligations with respect thereto pursuant to this SECTION 2(e).
       (f) Voting Rights.
          (i) Series A Preferred. In connection with the election of directors, the holders of Series A Preferred shall have such voting rights as shall be set forth in ARTICLE VI. In connection with all matters submitted to a vote or written consent of stockholders of the Corporation, other than the election of directors, for so long as any shares of Series A Preferred are outstanding, every holder of Series A Preferred shall be entitled to the Specified Number of votes, in person or by proxy, for each share of Series A Preferred outstanding in such holder’s name on the transfer books of the Corporation on the record date for such vote or written consent of stockholders (or, if no record date is established, at the date such vote is taken or such written consent is first solicited). The holders of Series A Preferred shall vote together with the holders of the Common Stock on all matters upon which holders of Common Stock have the right to vote, other than the election of directors and other than such other matters required by law or this Certificate of Incorporation to be submitted to a class or series vote. Fractional votes shall be permitted, provided that any fractional votes shall be rounded to the nearest one-hundredth of a vote (with five-thousandths being rounded upward). Each holder of shares of Series A Preferred shall be entitled to notice of any stockholders meeting in accordance with the By-Laws of the Corporation.
          (ii) Series B Preferred. The holders of shares of Series B Preferred are not entitled to any voting rights except as specifically provided in SECTION 2(f)(iii) of this ARTICLE IV and as provided in ARTICLE VI, or as otherwise required by law.
          (iii) Special Designated Preferred Voting Rights. In addition to any other vote required by this Certificate of Incorporation or by law:
          (A) other than as set forth in SECTION 2(f)(iii)(D) of this ARTICLE IV or as required by law, for so long as any shares of Series A Preferred are outstanding, the affirmative vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required to adopt, amend, alter or repeal any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock; provided, however, that any such action that changes the dividend payable on, the Stated Liquidation Preference of, the mandatory redemption feature of, the change of control redemption feature of or the non-call features of, the Series A Preferred Stock shall require the affirmative vote of the holders of 72.5% of the outstanding shares of Series A Preferred Stock at a meeting of holders of Series A Preferred Stock duly called for such purpose or the unanimous written consent of the holders of the Series A Preferred Stock;
          (B) other than as set forth in SECTION 2(f)(iii)(D) of this ARTICLE IV or as required by law, for so long as any shares of Series B Preferred are outstanding, the affirmative vote or consent of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be required to adopt, amend, alter or repeal any provision of this Certificate of Incorporation (whether by merger, consolidation or otherwise) so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock; provided, however, that any such action that changes the dividend payable on, the Stated Liquidation Preference of, the mandatory redemption feature of, the change of control redemption feature of or the non-call features of, the Series B Preferred Stock shall require the affirmative vote of the holders of 72.5% of the outstanding shares of Series B Preferred Stock at a meeting of holders of Series B Preferred Stock duly called for such purpose or the unanimous written consent of the holders of the Series B Preferred Stock;
          (C) the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock (if any shares of Series A Preferred are then outstanding) and the holders of two-thirds of the outstanding shares of Series B Preferred Stock (if any shares of Series B Preferred are then outstanding) voting as separate classes shall be required for the Corporation to designate or issue any Senior Securities or Parity Securities or reclassify any other securities into Senior Securities or Parity Securities; and
          (D) for so long as any shares of Series A Preferred and Series B Preferred are outstanding, the affirmative vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, shall be required to adopt, amend, alter or repeal any provision of (1) SECTION 2(g) of ARTICLE IV of this Certificate of Incorporation (whether by merger, consolidation or otherwise) that could reasonably be expected to be material and adverse to the rights of the holders of the Designated Preferred to receive the dividends pursuant to SECTION 2(b) of ARTICLE IV or have their shares redeemed pursuant to SECTION 2(d) of ARTICLE IV, (2) ARTICLE VI or (3) SECTION 3 of ARTICLE X.
     (g) Covenants. Nothing in SECTION 2(g) of this ARTICLE IV shall limit the Corporation’s powers in ARTICLE III and no act of the Corporation shall be invalid or ultra vires by reason of the fact that the Corporation failed to comply with the covenants of SECTION 2(g) of this ARTICLE IV. The only consequence of such failure by the Corporation to comply with the covenants of SECTION 2(g) of this ARTICLE IV (other than SECTION 2(g)(iii), (viii), (x)(A)(3), (xii), (xiii), (xvii) and (xviii) of this ARTICLE IV) shall be, upon the passage of time set forth in clause (iv) of the definition of “Event of Default” herein, the occurrence of a Default, with the sole remedies for such Default being the remedies provided in the second sentence of SECTION 2(b)(i) of ARTICLE IV and the proviso contained the first sentence of SECTION 1 of ARTICLE VI, and the holders of the Designated Preferred will not be entitled to specific performance. The consequence of such failure by the Corporation to comply with the covenants of SECTION 2(g)(iii), (viii), (x)(A)(3), (xii), (xiii), (xvii) and (xviii) of this ARTICLE IV shall be, upon the passage of time set forth in clause (iv) of the definition of “Event of Default” herein, the occurrence of a Default, with the remedies for such Default being, in addition to any specific remedies provided for in this Agreement, any other legal or equitable remedy available against the Corporation. Waivers, consents, supplements, amendments and other modifications to SECTION 2(g) of this ARTICLE IV shall be deemed to be consented and agreed to by the holders of Designated Preferred in accordance with the second paragraph of ARTICLE VIII. For so long as any Designated Preferred are outstanding:
          (i) Financial Statements and Other Information. The Corporation shall furnish to the holders of the Designated Preferred (other than as set forth in clauses (E) and (I) below):
          (A) within 90 days after the end of each fiscal year of CCE Spinco, its audited consolidated balance sheet and related statements of operations, changes in stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of CCE Spinco and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (B) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of CCE Spinco, its unaudited consolidated balance sheet and related statements of operations, changes in stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of CCE Spinco and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (C) concurrently with any delivery of financial statements under clause (A) or (B) above, a certificate of a Financial Officer (1) certifying, to the best of such officer’s knowledge, as to whether a Default or Triggering Event exists at the end of such fiscal quarter or fiscal year, as applicable, and, if a Default so exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (2) setting forth reasonably detailed calculations demonstrating compliance with SECTIONS 2(g) (xxi), (xxii), (xxiii) and (xxiv) of this ARTICLE IV; (3) setting forth reasonably detailed calculations demonstrating Consolidated Tangible Assets as of the date of such financial statements; and (4) stating whether any change in GAAP or in the application thereof has occurred since the date of CCE Spinco’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (D) concurrently with any delivery of financial statements under clause (A) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Triggering Event (which certificate may be limited to the extent required by accounting rules or guidelines);
          (E) at the request of holders of Designated Preferred owning Designated Preferred then having a liquidation preference calculated pursuant to SECTION 2(c)(1) of this ARTICLE IV of at least $7.5 million, at least 45 days prior to the commencement of each fiscal year of CCE Spinco, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each fiscal quarter of such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
          (F) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by CCE Spinco or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by CCE Spinco to its shareholders generally, as the case may be;
          (G) within 100 days after the end of each fiscal year of CCE Spinco, the unaudited consolidated balance sheet and related statements of operations of the Corporation (with consolidating information reconciling in reasonable detail such financial statements with the corresponding financial statements of CCE Spinco), as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year (provided such figures for the 2004 fiscal year shall not be required for the financial statements to be provided for the fiscal year ended December 31, 2005), all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Corporation and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (H) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of CCE Spinco, the unaudited consolidated balance sheet and related statements of operations of the Corporation (with consolidating information reconciling in reasonable detail such financial statements with the corresponding financial statements of CCE Spinco), as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Corporation and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and
          (I) promptly following any request therefor by holders of Designated Preferred owning Designated Preferred then having a liquidation preference calculated pursuant to SECTION 2(c)(1) of this ARTICLE IV of at least $7.5 million, such other information regarding the operations, business affairs and financial condition of CCE Spinco and its Subsidiaries, as a holder of Designated Preferred may reasonably request.
Upon written request of any holder of Series A Preferred or Series B Preferred, the Corporation shall provide to such holder a list of all holders of Designated Preferred within 30 days after such request.
Information required to be delivered pursuant to SECTION 2(g)(i) of this ARTICLE IV shall be deemed to have been furnished and delivered if such information, or one or more annual, quarterly or other reports or filings containing such information, shall have been (1) delivered to each holder of Designated Preferred in electronic format or (2) electronically filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, and notice thereof shall have been provided to each holder of Designated Preferred.

          (ii) Notices of Material Events. The Corporation shall furnish to the holders of the Designated Preferred prompt written notice of the following:
          (A) the occurrence of any Default;
          (B) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting CCE Spinco or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (C) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Corporation and its Subsidiaries in an aggregate amount exceeding $10,000,000; and
          (D) any other occurrences or events that result in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under SECTION 2(g)(ii) of this ARTICLE IV shall be accompanied by a statement of a Financial Officer setting forth the details of the occurrence or event requiring such notice and any action taken or proposed to be taken with respect thereto.
          (iii) Existence; Conduct of Business. The Corporation shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of CCE Spinco and its Subsidiaries, taken as a whole, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under SECTION 2(g)(xii) of this ARTICLE IV, or any sale, transfer or other disposition permitted by SECTION 2(g)(xiv) of this ARTICLE IV or any statutory conversion.
          (iv) Payment of Obligations. The Corporation shall, and shall cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent, except where (A) the validity or amount thereof is being contested in good faith and if necessary to so contest, by appropriate proceedings, (B) the Corporation or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (C) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (D) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          (v) Maintenance of Properties. The Corporation shall, and shall cause each of its Subsidiaries to, keep and maintain all property material to the conduct of the business of CCE Spinco and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

          (vi) Insurance. The Corporation shall, and shall cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks under similar circumstances as are reasonably determined by the management of CCE Spinco and its Subsidiaries to be sufficient in accordance with usual and customary practices of companies of established repute engaged in the same or similar businesses operating in the same or similar locations, except to the extent reasonable self insurance meeting the same standards is maintained with respect to such risks. The Corporation shall furnish to holders of Designated Preferred, upon request of such holders owning Designated Preferred then having a liquidation preference calculated pursuant to SECTION 2(c)(i) of this ARTICLE IV of at least $15 million and at such holders’ expense, information in reasonable detail as to the insurance so maintained.
          (vii) Casualty and Condemnation. The Corporation shall furnish to the holders of Designated Preferred prompt written notice of any casualty or other insured damage to any material portion of its properties or assets and the properties or assets of its Subsidiaries, taken as a whole, or the commencement of any action or proceeding for the taking or expropriation of any material portion of its properties or assets and the properties or assets of its Subsidiaries, taken as a whole, under power of eminent domain or by condemnation or similar proceeding.
          (viii) Books and Records; Inspection and Audit Rights. The Corporation shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Corporation shall, and shall cause each of its Subsidiaries to, permit any representatives designated by holders of Designated Preferred owning Designated Preferred then having a liquidation preference calculated pursuant to SECTION 2(c)(i) of this ARTICLE IV of at least $15 million, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case subject to applicable attorney-client privilege exceptions and compliance with non-disclosure and confidentiality agreements between any of CCE Spinco or any of its Subsidiaries and third parties.
          (ix) Compliance with Laws. The Corporation shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (x) Indebtedness; Certain Equity Securities.
          (A) The Corporation shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
          (1) Indebtedness created under the Credit Agreement;
          (2) Indebtedness existing on the Distribution Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or change the parties directly or indirectly responsible for the payment thereof;
          (3) unsecured Indebtedness of the Corporation or any of its Subsidiaries to CCE Spinco or any of its Subsidiaries, provided that (x) such Indebtedness shall not have been transferred or pledged to any third party other than under the Credit Agreement, (y) Indebtedness of any Subsidiary to any other Subsidiary shall be subject to SECTION 2(g)(xiii) of this ARTICLE IV and (z) the aggregate principal amount of Indebtedness of the Corporation or any of its Subsidiaries to any direct or indirect parent company of the Corporation permitted by this clause (3) shall not exceed the aggregate amount of proceeds raised by debt and equity financings of such parent companies and such Indebtedness shall have terms no less favorable than those that could otherwise be obtainable on an arms’ length basis;
          (4) Indebtedness of the Corporation or any of its Subsidiaries incurred to finance the acquisition, construction, development, enlargement, repair or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or change the parties directly or indirectly responsible for the payment thereof, provided that (x) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development, enlargement, repair or improvement and (y) the aggregate principal amount of Indebtedness permitted by this clause (4) of SECTION 2(g)(x)(A) of this ARTICLE IV shall not exceed the US Dollar Equivalent (as such term is defined in the

Credit Agreement as in effect on the Distribution Date) of $10,000,000 million at any time outstanding;
          (5) Indebtedness of any Person that becomes a Subsidiary of the Corporation after the Distribution Date and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or change the parties directly or indirectly responsible for the payment thereof, provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary of the Corporation and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Corporation and (y) the aggregate principal amount of Indebtedness permitted by this clause (5) of SECTION 2(g)(x)(A) of this ARTICLE IV shall not exceed the US Dollar Equivalent of $10,000,000 at any time outstanding;
          (6) Permitted Subordinated Indebtedness provided that immediately before and after giving pro forma effect to the incurrence of such Permitted Subordinated Indebtedness, no Default shall have occurred and be continuing (including any Default under SECTION 2(g)(xxi), (xxii), (xxiii) or (xxiv) of this ARTICLE IV);
          (7) Indebtedness with respect to Swap Agreements that are permitted to be entered into under SECTION 2(g)(xvi) of this ARTICLE IV;
          (8) Indebtedness of Foreign Subsidiaries denominated in any currency (exclusive of Indebtedness incurred hereunder) in an aggregate principal amount not exceeding the US Dollar Equivalent of $75,000,000 at any time outstanding;
          (9) advances and deposits received by the Corporation or its Subsidiaries in the ordinary course of business and Guarantees by the Corporation or any other Subsidiary thereof; and
          (10) other Indebtedness of the Corporation or any of its Subsidiaries not permitted by any other clause of SECTION 2(g)(x)(A) of this ARTICLE IV in an aggregate principal amount not exceeding the US Dollar Equivalent of $50,000,000 at any time outstanding, provided that immediately before and after giving pro forma effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing (including any Default under SECTION 2(g)(xxi), (xxii), (xxiii) or (xxiv) of this ARTICLE IV).

          (B) The Corporation shall not, and shall not permit any of its Subsidiaries to, issue any preferred stock or other preferred Equity Interests, other than the Designated Preferred.
            (xi) Liens. The Corporation shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or, except as permitted under SECTION 2(g)(xiv) of this ARTICLE IV, assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (1) Liens created under the Credit Agreement;
          (2) Permitted Encumbrances;
          (3) any Lien on any property or asset of the Corporation or any of its Subsidiaries existing on the Distribution Date, provided that (x) such Lien shall not apply to any other property or asset of the Corporation or any of its Subsidiaries other than proceeds from, and after-acquired property in respect of, the property or assets subject to such Lien, in each case to the extent required under the terms of the document or instrument creating such Lien as in effect on the Distribution Date, and (y) such Lien shall secure only those obligations which it secures on the Distribution Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (4) any Lien existing on any property or asset prior to the acquisition thereof by the Corporation or any of its Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of the Corporation after the Distribution Date prior to the time such Person becomes such a Subsidiary, provided that (x) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming such a Subsidiary, as the case may be, (y) such Lien shall not apply to any other property or assets of the Corporation or any of its Subsidiaries other than proceeds from, and after-acquired property in respect of, the property or assets subject to such Lien, in each case to the extent required under the terms of the document or instrument creating such Lien as in effect on the date of the applicable acquisition, and (z) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Corporation, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (5) Liens on fixed or capital assets acquired, constructed, developed, enlarged, repaired or improved by the Corporation or any of its Subsidiaries, provided that (w) such Liens secure Indebtedness permitted by SECTION 2(g)(x)(A)(4) of this ARTICLE IV, (x) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development, enlargement, repair or improvement, provided that such Liens may also secure extensions, renewals and replacements of such Indebtedness to the extent such extensions, renewals and replacements are permitted under SECTION 2(g)(x)(A) of this ARTICLE IV, (y) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, developing, enlarging, repairing or improving such fixed or capital assets and (z) such Liens shall not apply to any other property or assets of the Corporation or any of its Subsidiaries other than proceeds from, and after-acquired property in respect of, the property or assets subject to such Lien, in each case to the extent required under the terms of the document or instrument creating such Lien as in effect on the date such Lien is created; and
          (6) Liens (other than Liens on collateral under the Credit Agreement or on any real property or interests in real property of the Corporation or any of its Subsidiaries) that are not permitted by any other clause of SECTION 2(g)(xi) of this ARTICLE IV, provided that the aggregate amount of all Liens permitted under this clause (6) (measured, as to each such Lien, as the greater of the amount secured by such Lien and the fair market value at the time of the creation of such Lien of the assets subject to such Lien) shall not exceed the US Dollar Equivalent of $25,000,000.
            (xii) Fundamental Changes.
          (A) The Corporation shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving pro forma effect thereto no Default shall have occurred and be continuing (1) any Person may merge into the Corporation in a transaction in which the Corporation is the surviving corporation, (2) any Person other than the Corporation may merge into any Subsidiary (a) in a transaction in which the surviving entity is a Subsidiary and (b) in connection with a sale or other disposition of a Subsidiary permitted under SECTION 2(g)(xiv) of ARTICLE IV that results in such Person ceasing to be a Subsidiary, and (3) any Subsidiary may liquidate or dissolve if (x) the Corporation determines in good faith that such liquidation or dissolution is in the best interests of the Corporation and its other Subsidiaries and is not materially disadvantageous to the holders of the Designated Preferred and (y) after giving pro forma effect thereto, no Default shall have occurred and be continuing, provided that any such merger involving a Person that is not a wholly owned Subsidiary of the Corporation immediately prior to such merger shall not be permitted unless also permitted by SECTION 2(g)(xiii) of this ARTICLE IV.
          (B) The Corporation shall not, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Corporation and its Subsidiaries on the Distribution Date and businesses reasonably related thereto.
          (C) The Corporation shall not engage in any business or activity other than the ownership of all the outstanding Equity Interests of SFX Entertainment and activities incidental thereto. The Corporation shall not own or acquire any assets (other than Equity Interests of SFX Entertainment, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Agreement, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).
            (xiii) Investments, Loans, Advances, Guarantees and Acquisitions. The Corporation shall not, and shall not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary of the Corporation prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of related transactions) any assets of any other Person constituting a business unit, line of business or division of a Person except:
          (A) Permitted Investments;
          (B) investments existing on the Distribution Date;
          (C) investments by the Corporation and its Subsidiaries in Equity Interests in any Subsidiary of the Corporation;
          (D) (1) loans or advances made by the Corporation to any Subsidiary of the Corporation and; (2) loans or advances made by the Corporation or any Subsidiary of the Corporation to CCE Spinco or any of its Subsidiaries, provided the aggregate amount of loans or advances made pursuant to this clause (D)(2) shall not exceed the amounts permitted by SECTION 2(g)(xvii) of this ARTICLE IV and any amount loaned or advanced shall be considered to be Restricted Payments for purposes of calculating Restricted Payments under SECTION 2(g)(xvii) of this ARTICLE IV;
          (E) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (F) purchases or other acquisitions of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, shall be a direct or indirect Subsidiary of SFX Entertainment (including as a result of a merger or consolidation), provided that with respect to each purchase or other acquisition made pursuant to SECTION 2(g)(xiii)(F) of this ARTICLE IV (each, a “Permitted Acquisition”):
          (1) the acquired property, assets, business or Person is in a business of the type conducted by the Corporation and its Subsidiaries on the Distribution Date or a business reasonably related thereto;
          (2) immediately before and after giving pro forma effect to such purchase or acquisition, no Default shall have occurred and be continuing (including any Default under SECTION 2(g)(xxi), (xxii), (xxiii) or (xxiv) of this ARTICLE IV);
          (3) The Corporation shall have delivered to the holders of Designated Preferred, no later than 5 business days prior to the date on which any such purchase or other acquisition, other than an Excluded Acquisition, is to be consummated and no later than 20 business days following the date on which an Excluded Acquisition is consummated, a certificate of a Financial Officer, certifying that all of the requirements set forth in the immediately preceding clauses (1) and (2) hereof have been satisfied or shall be satisfied on or prior to the consummation of such purchase or other acquisition; and
          (4) such purchase or other acquisition shall not have been consummated through or preceded by an unsolicited tender offer;
          (G) Permitted Deposits;
          (H) any Equity Interest, Indebtedness, securities or assets received as a result of the receipt of non-cash consideration from any asset disposition permitted under SECTION 2(g)(xiv) of this ARTICLE IV;

          (I) any Equity Interests, Indebtedness, securities or assets received solely in exchange for common stock of CCE Spinco;
          (J) loans and advances to employees, officers and directors that do not exceed the US Dollar Equivalent of $2,000,000 in the aggregate at any time outstanding;
          (K) intercompany Indebtedness permitted under SECTION 2(g)(x)(A)(3) of this ARTICLE IV;
          (L) investments in joint ventures and Subsidiaries of the Corporation that do not exceed the US Dollar Equivalent of $10,000,000 in the aggregate at any time outstanding;
          (M) with respect to each of the fiscal years ended December 31, 2006 and 2007, investments during such fiscal year that, taken together, do not exceed $4,000,000, in each case to the extent and at the times required by, and made in accordance with the terms of the contracts listed as item 1 in Schedule X to each of the Class A Preferred Stock Subscription Agreement dated December 12, 2005, between CCE Spinco and the investors named therein, and the Class B Preferred Stock Purchase Agreement dated December 12, 2005, between Clear Channel and the purchasers named therein;
          (N) investments, loans or advances, and purchases and acquisitions resulting in aggregate payments, at any time in an aggregate amount not exceeding the Remaining Excess Cash at such time;
          (O) (1) Guarantees by the Corporation and any of its Subsidiaries of obligations that do not constitute Indebtedness, in each case incurred by any Subsidiary in the ordinary course of business and (2) Guarantees permitted under SECTION 2(g)(x)(A)(7) and 2(g)(x)(A)(9) of this ARTICLE IV; and
          (P) investments that are not permitted by any other clause of SECTION 2(g)(xiii) of this ARTICLE IV that do not exceed the US Dollar Equivalent of $150,000,000 in the aggregate at any time outstanding, provided that immediately after giving pro forma effect to any such investment, no Default shall have occurred and be continuing (including any Default under SECTION 2(g)(xxi), (xxii), (xxiii) or (xxiv) of this ARTICLE IV).
            (xiv) Asset Sales. The Corporation shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor shall the Corporation permit any of its Subsidiaries to issue any additional Equity Interest in itself (other than to the Corporation or another Subsidiary of the Corporation in compliance with SECTION 2(g)(xiii) of this ARTICLE IV), except:

          (A) sales of inventory, non-obsolete, used or surplus equipment and Permitted Investments (including trades or exchanges of Permitted Investments) in the ordinary course of business;
          (B) sales, transfers and dispositions to the Corporation or a Subsidiary of the Corporation, provided that any such sales, transfers or dispositions shall be made in compliance with SECTION 2(g)(xviii) of this ARTICLE IV;
          (C) dispositions of assets in trade or exchange for assets of comparable fair market value used or usable in the business of the Corporation and its Subsidiaries;
          (D) a Restricted Payment that is permitted under SECTION 2(g)(xvii) of this ARTICLE IV;
          (E) sales or other dispositions of obsolete assets neither used nor useful to any business of the Corporation or any of its Subsidiaries;
          (F) any lease or rental of assets entered into in the ordinary course of business and with respect to which the Corporation or any of its Subsidiaries is the lessor and the lessee has no option to purchase such assets for less than fair market value at any time, provided that this exception shall not permit the sale of such asset pursuant to such lease or rental;
          (G) the disposition of assets received in settlement of debts accrued in the ordinary course of business;
          (H) the creation or perfection of a Lien permitted under SECTION 2(g)(xi) of this ARTICLE IV;
          (I) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;
          (J) any disposition of assets pursuant to a condemnation, appropriation or similar taking;
          (K) sales and other dispositions, in one transaction or a series of related transactions, of assets and other properties of the Corporation and its Subsidiaries with a fair market value not exceeding the US Dollar Equivalent of $500,000 and made in the ordinary course of business; and
          (L) sales, transfers and other dispositions of assets (other than Equity Interests in SFX Entertainment) that are not permitted by any other clause of SECTION 2(g)(xiv) of this ARTICLE IV, provided that the aggregate fair market value of all Equity Interests or assets sold, transferred or otherwise disposed of in reliance upon this clause (L) shall not exceed (x) 10% of Consolidated Tangible Assets during any fiscal year of the Corporation and (y) 25% of Consolidated Tangible Assets for so long as any shares of Series A Preferred or Series B Preferred are outstanding, provided that all sales, transfers, leases and other dispositions permitted by clauses (A), (F), (G), (K) and (L) shall be made for fair value, and at least 75% of the consideration received with respect to each such sale, transfer, lease and other disposition shall consist of cash, cash equivalents, Permitted Investments, liabilities assumed by the transferee, accounts receivable retained by the transferor or any combination of the foregoing.
          (xv) Sale and Leaseback Transactions. The Corporation shall not, and shall not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Corporation or such Subsidiary acquires or completes the construction of such fixed or capital asset.
          (xvi) Swap Agreements. The Corporation shall not, and shall not permit any of its Subsidiaries to, enter into any Swap Agreement, except (A) Swap Agreements required by the Credit Agreement, (B) Swap Agreements entered into to hedge or mitigate risks to which the Corporation or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests of the Corporation or any of its Subsidiaries) and (C) Swap Agreements entered into in order to effectively cap, collar or exchange (1) interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Corporation or any of its Subsidiaries and (2) currency exchange rates, in each case in connection with the conduct of its business and not for speculative purposes.
          (xvii) Restricted Payments; Certain Payments of Indebtedness.
          (A) The Corporation shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (1) the Corporation may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (2) the Corporation may declare and pay dividends with respect to its Designated Preferred, (3) the Corporation may redeem the Designated Preferred to the extent and at the times required by, and in accordance with, the terms of the Designated

Preferred, (4) any Subsidiary of the Corporation may declare and pay dividends (or, in the case of any partnership or limited company, any similar distribution) with respect to its Equity Interests on a pro rata basis, (5) the Corporation and its Subsidiaries may make Restricted Payments at any time in an aggregate amount not in excess of the Remaining Excess Cash at such time and (6) the Corporation or any Subsidiary of the Corporation may make a payment or other distribution in cash to any of CCE Spinco and its Subsidiaries (other than the Corporation and its Subsidiaries), provided such payment or other distribution is used within 30 days to pay any of the following items: (I) federal, state, local, foreign and other taxes in an amount not to exceed the sum of (a) the tax liability of the Corporation and its Subsidiaries calculated on a stand alone basis less any such taxes directly payable by the Corporation or any of its Subsidiaries and (b) the tax liability of CCE Spinco and its Subsidiaries (other than the Corporation and its Subsidiaries) resulting from any payment or other distribution made pursuant to SECTION 2(g)(xvii)(A)(6) of this ARTICLE IV, (II) expenses relating to being a public company, including conducting shareholder meetings, mailing and soliciting proxies, compliance with the Exchange Act (including the preparation of Exchange Act reports) and the Sarbanes-Oxley Act of 2002, (III) directors and officers insurance, (IV) directors fees and expenses, (V) expenses and capital expenditures associated with the operation of the theatrical property located in New York City held by the direct parent company of the Corporation in an amount not to exceed $2,500,000 per fiscal year, (VI) audit fees and expenses; (VII) fees and expenses associated with debt or equity issuances by the direct or indirect parent companies of the Corporation to the extent in excess of cash proceeds received, (VIII) fees and expenses associated with defending litigation and other contested matters, (IX) any amount required to be paid by CCE Spinco to meet its obligations under the Master Separation and Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement and Trademark and Copyright License Agreement and (X) fees and expenses required to maintain corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred in the ordinary course of its business, which fees and expenses for purposes of this clause (X) shall not exceed $5,000,000 during any fiscal year; provided that the prohibitions and limitations set forth in SECTION 2(g)(xvii) of this ARTICLE IV shall not apply with respect to any Restricted Payment if immediately before and after giving pro forma effect to such Restricted Payment, (A) the Leverage Ratio would be less than 3.0 to 1.0 and (B) no Default shall have occurred and be continuing (including any Default under SECTION 2(g)(xxi), (xxii), (xxiii) or (xxiv) of this ARTICLE IV), and any Restricted Payments made under the exception set forth in this proviso shall be disregarded for purposes of determining whether any Restricted

Payments may be made under the other provisions of SECTION 2(g)(xvii) of this ARTICLE IV when such exception is not applicable.
          (B) The Corporation shall not, and shall not permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
          (1) payment of Indebtedness created under the Credit Agreement;
          (2) payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
          (3) refinancings of Indebtedness to the extent permitted by SECTION 2(g)(x) of this ARTICLE IV; and
          (4) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, provided that the prohibitions and limitations set forth in SECTION 2(g)(xvii)(B) of this ARTICLE IV shall not apply with respect to any such payment or other distribution if immediately before and after giving pro forma effect to such payment or other distribution, (A) the Leverage Ratio would be less than 3.0 to 1.0 and (B) no Default shall have occurred and be continuing (including any Default under SECTION 2(g)(xxi), (xxii), (xxiii) or (xxiv) of this ARTICLE IV).
              (xviii) Transactions with Affiliates. The Corporation shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving consideration in excess of the US Dollar Equivalent of $1,000,000 except, without duplication, (A) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Corporation or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (B) transactions between or among the Corporation and any of its Subsidiaries and not involving any other Affiliate, (C) any Restricted Payment permitted by SECTION 2(g)(xvii) of this ARTICLE IV, (D) investments permitted under SECTION 2(g)(xiii)(D) of this ARTICLE IV, (E) loans and advances permitted under SECTION 2(g)(xiii)(J) of this ARTICLE IV and

Guarantees permitted under SECTION 2(g)(xiii)(O) of this ARTICLE IV, (F) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Corporation or any of its Subsidiaries in the ordinary course of its business with its employees, officers and directors (G) the performance of any agreement in effect on the Distribution Date, including but not limited to any agreement filed as an exhibit to the Form 10 of Clear Channel filed in conjunction with the spin-off of CCE Spinco, as such agreements are ultimately filed in final form with the Securities and Exchange Commission by CCE Spinco, (H) fees and compensation to, and indemnity provided on behalf of, officers, directors, employees and consultants of the Corporation or any of its Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary and (I) transfers of cash and cash equivalents at any time in an aggregate amount not in excess of the Remaining Cash Excess at such time.
          (xix) Restrictive Agreements. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (A) the ability of the Corporation or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (B) the ability of the Corporation or any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Corporation or any of its Subsidiaries or to Guarantee Indebtedness of the Corporation or any of its Subsidiaries, provided that (1) the foregoing shall not apply to restrictions and conditions that are (x) imposed by law, the Credit Agreement or this Certificate of Incorporation or (y) imposed by any agreement or instrument relating to secured Indebtedness permitted hereunder to the extent that such restrictions apply only to the property or assets securing such Indebtedness (including, to the extent required under the terms of such agreement or instrument on the date the applicable Indebtedness is incurred, proceeds thereof and after-acquired property in respect thereof), (2) the foregoing shall not apply to restrictions and conditions existing on the Distribution Date (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition), (3) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Corporation pending such sale, provided such restrictions and conditions apply only to such Subsidiary that is to be sold and such sale is permitted hereunder, (4) clause (A) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Certificate of Incorporation if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (5) clause (A) of the foregoing shall not apply to customary provisions in leases, licenses and similar contracts restricting the assignment, encumbrance or transfer thereof.

          (xx) Amendment of Credit Agreement. The Corporation shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive any of its rights under the Credit Agreement to the extent that such amendment, modification or waiver could reasonably be expected (a) to be material and adverse to the value of the Designated Preferred or (b) to permit Restricted Payments in excess of amounts permitted under SECTION 2(g)(xvii) of ARTICLE IV.
          (xxi) Interest Expense Coverage Ratio. The Corporation shall not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case as of the end of any period of four consecutive fiscal quarters, to be less than 2.5 to 1.0.
          (xxii) Leverage Ratio. The Corporation shall not permit the Leverage Ratio as of the end of any fiscal quarter of CCE Spinco during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Effective Date through December 31, 2008	4.5 to 1.0

January 1, 2009 and thereafter	4.0 to 1.0
provided that at any time when an aggregate principal amount of Subordinated Indebtedness of CCE Spinco and its Subsidiaries in excess of the US Dollar Equivalent of $25,000,000 (determined on a consolidated basis) is outstanding, the Corporation instead shall not permit the Leverage Ratio as of the end of any fiscal quarter of CCE Spinco during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
Effective Date through December 31, 2006	6.5 to 1.0

January 1, 2007 through December 31, 2007	6.0 to 1.0

January 1, 2008 through December 31, 2008	5.5 to 1.0

January 1, 2009 and thereafter	5.0 to 1.0
          (xxiii) Senior Leverage Ratio. At any time when an aggregate principal amount of Subordinated Indebtedness of CCE Spinco and its Subsidiaries in excess of the US Dollar Equivalent of $25,000,000 (determined on a consolidated basis) is outstanding, the Corporation shall not permit the Senior Leverage Ratio as of the end of any fiscal quarter of CCE Spinco to exceed 3.0 to 1.0.

          (xxiv) Capital Expenditures. The Corporation shall not, and shall not permit any of its Subsidiaries to, make Capital Expenditures that would cause the US Dollar Equivalent of the aggregate amount of all Capital Expenditures made by CCE Spinco and its Subsidiaries in any fiscal year of the Corporation to exceed the amount of Capital Expenditures set forth below opposite such fiscal year:

Fiscal Year Ended	Capital Expenditures
December 31, 2005	$125,000,000

December 31, 2006	$125,000,000

December 31, 2007 and thereafter	$110,000,000
provided that to the extent that the aggregate amount of Capital Expenditures made by CCE Spinco and its Subsidiaries in any fiscal year pursuant to SECTION 2(g)(xxiv) of this ARTICLE IV is less than the maximum amount of Capital Expenditures permitted by SECTION 2(g)(xxiv) of this ARTICLE IV with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year, provided further that Capital Expenditures in any fiscal year shall be counted against the Rollover Amount available with respect to such fiscal year prior to being counted against the base amount with respect to such fiscal year and provided further that for purposes of SECTION 2(g)(xxiv) of this ARTICLE IV, all Capital Expenditures made with Net Proceeds that are reinvested in accordance with Section 2.11(c) of the Credit Agreement shall be disregarded in determining Capital Expenditures made by CCE Spinco and its Subsidiaries in any fiscal year of CCE Spinco.
          (xxv) Accounting Changes. CCE Spinco shall not make any change to its fiscal year.
       (h) Additional Covenant. The Corporation shall not permit the Leverage Ratio as of the end of any fiscal quarter of CCE Spinco to exceed 4.0 to 1.0. The sole remedy for the failure by the Corporation to comply with the covenant of SECTION 2(h) of this ARTICLE IV shall, unless such failure results in a separate default under SECTION 2(g)(xxiii) of this ARTICLE IV, be to receive Designated Preferred Penalty Dividends as provided in the third sentence of SECTION 2(b)(i) of this ARTICLE IV, and the holders of the Designated Preferred will not be entitled to specific performance and a Default will not be deemed to occur.
       (i) Status of Reacquired Shares. Shares of Designated Preferred that have been issued and reacquired in any manner, including shares redeemed or purchased by the Corporation pursuant to SECTION 2(d) or SECTION 2(e) of this ARTICLE IV, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock, undesignated as to series, and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Designated Preferred shall be reissued or sold as shares of Series A Preferred or Series B Preferred.
     (j) Adjustments. Upon the occurrence of any stock split, combination or reclassification of, or other similar event affecting, the Series A Preferred or the Series B Preferred, the amount of the Stated Liquidation Preference of such series, and any other right in respect of the shares of such series that is denominated on a “per share” basis, shall be subject to equitable adjustment.
       SECTION 3. Additional Series of Preferred Stock. Subject to SECTION 2 of this ARTICLE IV the Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock (other than shares of Preferred Stock that have been designated herein as Series A Preferred or Series B Preferred), for one or more additional series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, but not be limited to, determination of the following:
     (a) the designation of the series, which may be by distinguishing number, letter or title;
     (b) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);
     (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;
     (d) dates at which dividends, if any, shall be payable;
     (e) the redemption rights and price or prices, if any, for shares of the series;
     (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
     (g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
     (h) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
     (i) restrictions on the issuance of shares of the same series or of any other class or series; and
     (j) the voting rights, if any, of the holders of shares of the series.
       SECTION 4. Common Stock. The following is a statement of the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock:
     (a) Dividends. Subject to SECTION 2 of this ARTICLE IV and the provisions of any Certificate of Designations, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.
     (b) Voting. At every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.
     (c) Payments on Dissolution. In the event of any Liquidation, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to SECTION 2(c) of this ARTICLE IV and the provisions of any Certificate of Designations, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock.
       SECTION 5. No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE V
CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST
       SECTION 1. Purpose. This ARTICLE V anticipates the possibility that (a) the Corporation shall not be an indirect subsidiary of Clear Channel and that CCE Spinco may become, directly or indirectly, a controlling, majority or significant stockholder of the Corporation, (b) certain Clear Channel Officials may also serve as Corporation Officials, (c) the Corporation Entities and the Clear Channel Entities may, from time to time, (i) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (ii) have an interest in the same areas of corporate opportunities, and (d) benefits may be derived by the Corporation Entities through their continued contractual, corporate and business relations with the Clear Channel Entities. The provisions of this ARTICLE V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the Clear Channel Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith. Capitalized terms used and not previously defined in this Certificate of Incorporation are defined, and shall have the meaning ascribed thereto, in SECTION 1 of ARTICLE XI.
     SECTION 2. Existing Transactions with Clear Channel Entities. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Clear Channel Entity, on the other hand, before the Corporation ceased to be an indirect, wholly-owned subsidiary of Clear Channel shall be void or voidable or be considered unfair to the Corporation solely for the reason that any Clear Channel Entity is a party thereto, or solely because any Clear Channel Official is a party thereto, or solely because any Clear Channel Official was present at or participated in any meeting of the Board of Directors, or committee thereof, of the Corporation, or the board of directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or solely because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any Corporation Official (including any Corporation Official who may have been a Clear Channel Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. No Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or any of their respective stockholders to refrain from acting on behalf of any such Corporation Entity in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms.
     SECTION 3. (1) If a Corporation Official who is also a Clear Channel Official is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law except as provided in SECTION 3(3) of this ARTICLE V, renounces any interest or expectancy in such potential transaction or business opportunity and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate.
     (2) If a Corporation Official who is also a Clear Channel Official is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a Corporation Official including without limitation by reason of the fact that any one or more of the Clear Channel Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.
     (3) Notwithstanding anything to the contrary in this SECTION 3 of this ARTICLE V, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.
     SECTION 4. No amendment or repeal of this ARTICLE V shall apply to or have any effect on the liability or alleged liability of any Clear Channel Entity or Corporate Official for or with respect to any corporate opportunity that such Clear Channel Entity or Corporate Official was offered, or of which such Clear Channel Entity or Corporate Official acquired knowledge prior to such amendment or repeal.
     SECTION 5. In addition to, and notwithstanding the foregoing provisions of this ARTICLE V, a potential transaction or business opportunity (1) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake, or (2) that is, from its nature, not in the line of the Corporation Entities’ business, is of no practical advantage to any Corporation Entity or that is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, or any Corporate Affiliate, and the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest therein.
     SECTION 6. Anything in this Certificate of Incorporation to the contrary notwithstanding, the provisions of SECTIONS 3, 4 and 5 of this ARTICLE V shall automatically terminate, expire and have no further force and effect from and after the date on which no Corporation Official is also a Clear Channel Official.
ARTICLE VI
BOARD OF DIRECTORS
     SECTION 1. Number of Directors. Prior to the issuance of any shares of Designated Preferred and continuing for so long as any shares of Designated Preferred are outstanding, the number of directors of the Corporation shall be fixed at four (4); provided, however, that upon the occurrence of an Event of Default and for so long as such Event of Default is continuing, the number of directors of the Corporation shall be increased by one member (such member, the “Designated Director”). From and after the time when shares of Designated Preferred are no longer outstanding, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution adopted by a majority of the entire Board of Directors, subject to the rights of the holders of any other series of Preferred Stock to elect directors under specified circumstances. No decrease in the number of directors shall shorten the term of any incumbent director.

     SECTION 2. Election of Directors. For so long as any shares of Designated Preferred are outstanding:
     (a) three (3) directors of the Corporation shall be elected solely by the holders of the Common Stock, voting as a separate class, such directors being those persons receiving a plurality of the votes cast by such holders of Common Stock;
     (b) one (1) director of the Corporation shall be elected solely by the holders of the Series A Preferred, voting as a separate class, such director being the person receiving a majority of the votes cast by such holders of Series A Preferred, with each share of Series A Preferred entitling the holder thereof to one (1) vote for such director; and
     (c) the Designated Director, if one is to be elected, shall be elected solely by the holders of the Series A Preferred and the Series B Preferred, voting together as a single class, such director being the person receiving a majority of the votes cast by such holders of Series A Preferred and Series B Preferred, with each share of Series A Preferred and each share of Series B Preferred entitling the holder thereof to one (1) vote for such Designated Director.
     At any time when shares of Designated Preferred are no longer outstanding, subject to the rights of the holders of any other series of Preferred Stock to elect directors under specified circumstances, all of the directors of the Corporation shall be elected by the holders of the capital stock of the Corporation entitled to vote in the election of directors, such directors being those persons receiving a plurality of the votes cast by such holders of capital stock.
     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     SECTION 3. Term. Directors shall be elected for a term that shall expire at the next annual meeting of the stockholders and each shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, disability, resignation or removal. Notwithstanding the foregoing, the term of the Designated Director, if one is elected, shall expire immediately, and without any further action on the part of the Corporation, the Board of Directors, the Designated Director, the holders of any capital stock of the Corporation or any other person, at such time as all Events of Default that have occurred are no longer continuing, and no successor to such Designated Director shall thereupon be elected unless and until a subsequent Event of Default occurs.
     SECTION 4. Removal. For so long as any shares of Designated Preferred are outstanding:
     (a) any director elected solely by the holders of the Common Stock may be removed from office at any time, with or without cause, but only by the majority vote of the holders of Common Stock;
     (b) any director elected solely by the holders of the Series A Preferred may be removed from office at any time, with or without cause, but only by the majority vote of the holders of Series A Preferred; and

     (c) the Designated Director, if one is elected, may be removed from office at any time, with or without cause, but only by the majority vote of the holders of Series A Preferred and Series B Preferred, voting together, with each share of Series A Preferred and each share of Series B Preferred entitling the holder thereof to one (1) vote.
     At any time when shares of Designated Preferred are no longer outstanding, except as otherwise provided in a Certificate of Designations, any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only by the majority vote of the holders of the capital stock of the Corporation entitled to vote in the election of directors.
     SECTION 5. Vacancies. For so long as any shares of Designated Preferred are outstanding, any vacancy in the Board of Directors resulting from the death, disability, resignation or removal from office of any director shall be filled by the vote of stockholders that would have been required to remove such director pursuant to SECTION 4 of this ARTICLE VI. Any director so chosen shall be elected for the remainder of the term of his or her predecessor or until his or her earlier death, disability, resignation or removal.
     At any time when shares of Designated Preferred are no longer outstanding, except as otherwise provided in a Certificate of Designations, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from the death, disability, resignation or removal from office of any director shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall be elected for a term that shall expire at the next annual meeting of the stockholders and shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, disability, resignation or removal.
ARTICLE VII
BY-LAWS
     In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any By-Laws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of the holders of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal any provision of the By-Laws, or to adopt any new By-Law.
ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons or entities whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VIII. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.
     To the extent that the lenders under the Credit Agreement (other than any lender that is CCE Spinco, the Corporation or any of their respective Affiliates or Subsidiaries) agree to a waiver, consent, supplement, amendment or other modification to any covenant (it being agreed that in determining whether such wavier, consent, supplement, amendment or other modification shall satisfy the requirements of this paragraph, such waiver, consent, supplement, amendment or other modification shall only be applicable if it would have been effective without the vote of all lenders of the type described in the first parenthetical of this paragraph) in the Credit Agreement that corresponds to a covenant set forth in SECTION 2(g) of ARTICLE IV (but only to the extent such covenant corresponds to a covenant set forth in SECTION 2(g) of ARTICLE IV (it being acknowledged that there are differences between the Credit Agreement and SECTION 2(g) of ARTICLE IV to which this paragraph shall not apply)), the holders of Designated Preferred will be deemed to have consented and agreed to such waiver, consent, supplement, amendment or other modification and shall be deemed to have voted their Designated Preferred to effect such waiver, consent, supplement, amendment or other modification unless such waiver, consent, supplement, amendment or other modification could reasonably be expected (a) to be material and adverse to the value of the Designated Preferred or restrict any payments to the Designated Preferred, (b) to permit (i) Restricted Payments in excess of amounts permitted under SECTION 2(g)(xvii) of ARTICLE IV, (ii) transactions with Affiliates prohibited under SECTION 2(g)(xviii) of ARTICLE IV as in effect on the Distribution Date, (iii) investments in any Person other than the Corporation or a Subsidiary of the Corporation prohibited by SECTION 2(g)(xiii)(D) of ARTICLE IV as in effect on the Distribution Date and (iv) Indebtedness owing to CCE Spinco or any of its Subsidiaries in excess of amounts permitted under SECTION 2(g)(x)(A)(3) of ARTICLE IV as in effect on the Distribution Date; provided, however, that such waiver, consent, supplement, amendment or other modification shall not be effective until an equivalent amount of any fees or other amounts paid (calculated based on the percentage of the principal amount of the loan to which such fee or other amount relates) to the lender or lenders under the Credit Agreement for the granting by such lender or lenders of any such waiver, consent, supplement, amendment or other modification (the “Modification Fees”) shall be paid on a pro rata basis (based on liquidation preferences calculated pursuant to SECTION 2(c)(i) of ARTICLE IV) to the holders of the Designated Preferred. As a condition to receiving any such Modification Fees, the holders of the Designated Preferred shall provide written consent reasonably requested by the Corporation, and reasonably satisfactory in form and substance to the holders of the Designated Preferred, required to effect a formal amendment to this Certificate of Incorporation to reflect any such waiver, consent, supplement, amendment or other modification. Until such time as this Certificate of Incorporation has been formally amended, to the extent that the holders of Designated Preferred are required hereunder to provide their consent, this Certificate of Incorporation shall be deemed to be amended mutatis mutandis.
ARTICLE IX
LIMITATIONS ON LIABILITY AND INDEMNIFICATION
OF DIRECTORS AND OFFICERS
     SECTION 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation, or its stockholders, for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists at the time of the alleged breach.
     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
     SECTION 2. Indemnification and Insurance.
     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in SECTION 2 of this ARTICLE IX shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of director and officers.

     (b) Non-Exclusivity of Rights. The right to indemnification conferred in SECTION 2 of this ARTICLE IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     (c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
ARTICLE X
STOCKHOLDER ACTION
     SECTION 1. Action By Written Consent. Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted.
     SECTION 2. Special Meetings of Stockholders. Except as otherwise required by law or a Certificate of Designations, special meetings of stockholders of the Corporation may be called only by (1) CCE Holdco #1, Inc., or such other holder of all of the outstanding Common Stock of the Corporation, so long as CCE Spinco or a CCE Affiliate is the beneficial owner of at least a majority of the total voting power of the Voting Stock, (2) the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or (3) by the Secretary when required by SECTION 3 of this ARTICLE X. Any other power of stockholders to call a special meeting of stockholders is specifically denied. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.
     SECTION 3. Special Meeting Called Upon a Default. Within five days following the occurrence of a Default that is not cured or waived within such five day period, the Secretary shall call a special meeting of stockholders by providing written notice thereof in accordance with the By-Laws of the Corporation to each record holder of Designated Preferred. Such meeting shall be held not less than fifteen days nor more than 50 days after the date of such Default. If the Secretary does not mail or cause to be mailed notice of such meeting as provided above within 20 days after such Default, a special meeting of stockholders may be called by any holder of Designated Preferred by giving the notice described above, and for that purpose shall have access to the Corporation’s stock books. The date of such Default shall be the record date for determining the holders of stock entitled to notice of and to vote at such special meeting.
ARTICLE XI
INTERPRETIVE PROVISIONS
     SECTION 1. Certain Definitions. For purposes of this Certificate of Incorporation:

     (a) The term “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     (b) The terms “beneficial owner” and “beneficial ownership” shall have the meaning ascribed to such terms in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and shall be determined in accordance with such rule.
     (c) The term “Capital Expenditures” shall mean, for any period, (i) the additions to property, plant and equipment and other capital expenditures of CCE Spinco and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of CCE Spinco for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by CCE Spinco and its consolidated Subsidiaries during such period.
     (d) The term “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     (e) The term “CCE Affiliate” shall mean (i) any corporation, partnership, joint venture, association or other entity of which CCE Spinco is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, or (ii) any other corporation, partnership, joint venture, association or other entity that is controlled by CCE Spinco, controls CCE Spinco or is under common control with CCE Spinco.
     (f) The term “CCE Spinco” shall mean (i) CCE Spinco, Inc., a Delaware corporation, and (ii) for the purposes of SECTION 2(g) of ARTICLE IV if CCE Spinco ceases to be the direct or indirect parent of the Corporation, shall mean the Corporation.
     (g) The term “Certificate of Designations” shall mean the resolution or resolutions adopted by the Board of Directors pursuant to SECTION 3 of ARTICLE IV designating the rights, powers and preferences of any series of Preferred Stock (other than the Series A Preferred and the Series B Preferred) and the Certificate of Designations filed by the Corporation with respect thereto.
     (h) The term “Change of Control” shall mean a) the acquisition of ownership, directly or indirectly, beneficially, by any Person or group (within the meaning of the Exchange Act and the rules and regulations promulgated thereunder but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan), of securities representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding securities of CCE Spinco; (b) if, during any period of up to 12 consecutive months, commencing on the Distribution Date, individuals who at the beginning of such period (together with any new directors whose election or whose nomination for election by the stockholders was approved by a vote of 66- 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) were directors of CCE Spinco shall cease for any reason to constitute a majority of the Board of Directors of CCE Spinco; (c) any other event that constitutes a “change of control” or similar event with respect to CCE Spinco, however denominated, under any other agreement or instrument evidencing or governing any Material Indebtedness of CCE Spinco or any of its Subsidiaries or (d) CCE Spinco ceasing to own directly or indirectly all of the capital stock of the Corporation other than the Designated Preferred; provided, however, that the spin-off of CCE Spinco by Clear Channel as contemplated by the Form 10 of Clear Channel filed with the Securities and Exchange Commission shall not be deemed to be a Change of Control hereunder.
     (i) The term “Clear Channel” shall mean Clear Channel Communications, Inc., a Texas corporation.
     (j) The term “Clear Channel Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (i) any corporation, partnership, joint venture, association or other entity of which Clear Channel is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, or (ii) any other corporation, partnership, joint venture, association or other entity that is controlled by Clear Channel, controls Clear Channel or is under common control with Clear Channel.
     (k) The term “Clear Channel Entity” shall mean any one or more of Clear Channel and the Clear Channel Affiliates.
     (l) The term “Clear Channel Official” shall mean each person who is a director or an officer (or both) of one or more Clear Channel Entities.
     (m) The term “Consolidated Cash Interest Expense” shall mean for any period, the excess of (i) the sum of (A) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of CCE Spinco and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (B) any interest accrued during such period in respect of Indebtedness of CCE Spinco or any of its Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (C) any cash payments made during such period in respect of obligations referred to in clause (ii)(B) below that were amortized or accrued in a previous period, plus (D) the aggregate amount of all restricted payments made pursuant to the Credit Agreement (other than Restricted Payments made pursuant to SECTION 2(g)(xvii)(A)(3), 2(g)(xvii)(A)(5) or 2(g)(xvii)(A)(6) of ARTICLE IV) by the Corporation or its direct parent company to Persons other than the Corporation or such direct parent company during such period minus (ii) the sum of (A) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (B) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, provided that Consolidated Cash Interest Expense with respect to any period shall be determined after giving pro forma effect to all acquisitions, investments, sales, dispositions, mergers, incurrences of Indebtedness or similar events (including, as applicable, the application of the proceeds therefrom) during such period.
     (n) The term “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (i) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (A) consolidated interest expense for such period, (B) consolidated income tax expense for such period, (C) all amounts attributable to depreciation and amortization for such period, (D) any extraordinary charges or losses for such period, and (E) the one-time adjustments with respect to the fiscal quarters ended March 31, 2005, September 30, 2005 and December 31, 2005 that are set forth as Item 2 on Schedule X to each of the Class A Preferred Stock Subscription Agreement dated December 12, 2005, between CCE Spinco and the investors named therein, and the Class B Preferred Stock Purchase Agreement dated December 12, 2005, between Clear Channel and the purchasers named therein, minus (ii) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP and after giving pro forma effect to all acquisitions, investments, sales, dispositions, mergers, incurrences of Indebtedness or similar events (including, as applicable, the application of the proceeds therefrom) during such period.
     (o) The term “Consolidated Net Income” shall mean, for any period, the net income or loss of CCE Spinco and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by CCE Spinco during such period as though such charge, tax or expense had been incurred by CCE Spinco, to the extent that CCE Spinco has made or would be entitled under the Credit Agreement to make any payment to or for the account of CCE Spinco in respect thereof) and after giving pro forma effect to all acquisitions, investments, sales, dispositions, mergers, incurrences of Indebtedness or similar events (including, as applicable, the application of the proceeds therefrom) during such period, provided that, to the extent not included therein, the foregoing shall include the income of any Person (other than any Subsidiary of CCE Spinco) in which any other Person (other than any other Subsidiary of CCE Spinco or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, to the extent of the amount of dividends or other distributions actually paid to CCE Spinco or any of its Subsidiaries during such period.
     (p) The term “Consolidated Tangible Assets” shall mean, at any time, the value of the tangible assets of CCE Spinco and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as set forth in the most recent Financial Officer’s certificate delivered pursuant to SECTION 2(g)(i) of ARTICLE IV.
     (q) The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
     (r) The term “corporate opportunity” shall include, but not be limited to, business opportunities that (i) the Corporation or any Corporation Affiliate is financially able to undertake, (ii) are, from their nature, in the line of the Corporation’s or any Corporation Affiliate’s business, and (iii) are of practical advantage to the Corporation or any Corporation Affiliate and ones in which the Corporation or any Corporation Affiliate, but for the provisions of ARTICLE V, would have an interest or a reasonable expectancy.
     (s) The term “Corporation Affiliate” shall mean (i) any corporation, partnership, joint venture, association or other entity of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (ii) any other corporation, partnership, joint venture, association or other entity that is controlled by the Corporation.
     (t) The term “Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates.
     (u) The term “Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation and/or one or more Corporation Affiliates.
     (v) The term “Credit Agreement” shall mean that certain Credit Agreement, to be dated as of December 21, 2005, by and among CCE Spinco, SFX Entertainment, the guarantors party thereto, and initially providing for up to $575.0 million of revolving credit and term loan borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and for the avoidance of doubt, the term “Credit Agreement” includes the term Loan Documents, as defined in the Credit Agreement).
     (w) The term “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     (x) The term “Distribution Date” shall mean December 21, 2005.
     (y) The term “Effective Date Excess Cash” shall mean the amount, if any, by which the aggregate amount of consolidated cash and cash equivalents of CCE Spinco and its Subsidiaries on the effective date of the Credit Agreement (the “Effective Date”) exceeds the US Dollar Equivalent of $150,000,000 provided that the Effective Date Excess Cash shall not exceed $125,000,000.

     (z) The term “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     (aa) The term “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Corporation, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     (bb) The term “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Corporation or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Corporation or any ERISA Affiliate from the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions (the “PBGC”) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Corporation or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or multiemployer plan as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”); or (g) the receipt by the Corporation or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Corporation or any ERISA Affiliate of any notice, concerning the imposition of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     (cc) The term “Event of Default” shall mean (i) the failure of the Corporation to pay in cash any Designated Preferred Dividends or Designated Preferred Penalty Dividends within 10 business days of the Dividend Payment Date pursuant to SECTION 2(b) of ARTICLE IV (whether or not such payment is authorized or permitted); (ii) the failure of the Corporation to redeem all of the shares of Designated Preferred on the Mandatory Redemption Date or to pay the full redemption price payable with respect to each such share in cash within ten business days of the surrender to the Corporation of the certificate for such shares, all in accordance with SECTION 2(d) of ARTICLE IV (whether or not such payment is authorized or permitted); (iii) the failure of the Corporation to make a Repurchase Offer with respect to, or to consummate the purchase in cash of any, shares of Designated Preferred when required pursuant to SECTION 2(e) of ARTICLE IV (whether or not such payment is authorized or permitted); (iv) the failure of the Corporation to comply with any other covenant or provision of SECTION 2 of ARTICLE IV (other than SECTION 2(h) of ARTICLE IV), ARTICLE VI, ARTICLE VIII or SECTION 3 of ARTICLE X and the continuation of such failure for at least 60 consecutive days; or (v) the acceleration of any Indebtedness of the Corporation or any of its Subsidiaries, which Indebtedness is in an aggregate outstanding principal amount exceeding $10.0 million prior to its stated maturity resulting from a default under any mortgage, indenture or instrument under which such Indebtedness was issued or by which such Indebtedness is evidenced or secured. An Event of Default that has occurred shall be deemed to be no longer continuing at such time as (A) the Corporation has cured such Event of Default to the extent such Event of Default can be cured, (B) such Event of Default has been waived in writing by the holders of a majority of the shares of Series A Preferred and the holders of a majority of the shares of Series B Preferred for Events of Default other than those specified in clauses (i), (ii) or (iii) of SECTION 1(cc) of this ARTICLE XI, (C) such Event of Default has been waived in writing by the holders of 72.5% of the shares of Series A Preferred and the holders of 72.5% of the shares of Series B Preferred for Events of Default specified in clauses (i), (ii) or (iii) of SECTION 1(cc) of this ARTICLE XI, or (D) the circumstances constituting such Event of Default no longer exist.
     (dd) The term “Excluded Acquisition” means any purchase or other acquisition, in one transaction or a series of related transactions, of assets, properties and/or Equity Interests with an aggregate fair market value not exceeding $500,000 (or the US Dollar Equivalent thereof).
     (ee) The term “Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of CCE Spinco or the Corporation.
     (ff) The term “Foreign Subsidiary” shall mean any Subsidiary of the Corporation that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.
     (gg) The term “GAAP” shall mean generally accepted accounting principles in the United States of America.
     (hh) The term “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     (ii) The term “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to any “synthetic lease” financing), (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     (jj) The term “Indebtedness” of any Person means, without duplication, the following:
          (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind made to such Person,
          (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
          (iii) all obligations of such Person which customarily bear interest irrespective of whether a default has occurred,
          (iv) all obligations of such Person under conditional sale or other title retention agreements (other than customary reservations or retentions of title under supply agreements entered into in the ordinary course of business) relating to property acquired by such Person,
          (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business to the extent not more than 90 days overdue),
          (vi) all obligations of others of the type referred to in clauses (i) through (v) and (vii) through (xi) of this definition secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not such obligations secured thereby have been assumed,
          (vii) all Guarantees by such Person of obligations of others of the type referred to in clauses (i) through (vi) and (viii) through (xi) of this definition,
          (viii) all Capital Lease Obligations of such Person,
          (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,
          (x) all obligations of such Person with respect to any Swap Agreement and

          (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     (kk) The term “Leverage Ratio” shall mean, on any relevant date of determination, the ratio of (i) Total Indebtedness as of such date minus Unrestricted Cash and Cash Equivalents as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of CCE Spinco ended on such date.
     (ll) The term “Lien” shall mean, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     (mm) The term “Liquidation” shall mean any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary; provided, however, that in no event shall the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with or into one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) be deemed to be a Liquidation unless such sale, conveyance, exchange or transfer occurs in connection with the liquidation, dissolution or winding-up of the Corporation.
     (nn) The term “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities), material agreements or prospects of CCE Spinco and its Subsidiaries, taken as a whole, (ii) the ability of the Corporation to perform any of its obligations under this Certificate of Incorporation and (iii) the rights or remedies available to the holders of the Designated Preferred under this Certificate of Incorporation.
     (oo) The term “Material Indebtedness” shall mean (without duplication) Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of CCE Spinco and its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000 determined on a consolidated basis. For purposes of determining Material Indebtedness in respect of any Swap Agreement, the “amount” of the outstanding principal amount of the obligations of CCE Spinco or any of its Subsidiaries in respect of such Swap Agreement at any time shall be the maximum aggregate amount

(giving effect to any netting agreements) that CCE Spinco or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     (pp) The term “Net Proceeds” shall mean, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by CCE Spinco and its Subsidiaries to third parties (other than CCE Spinco and its Subsidiaries) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by CCE Spinco and its Subsidiaries as a result of such event to repay Indebtedness secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by CCE Spinco and its Subsidiaries, and the amount of any reserves established by CCE Spinco and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
     (qq) The term “Permitted Acquisition” has the meaning set forth in SECTION 2(g)(xiii) of ARTICLE IV.
     (rr) The term “Permitted Deposits” shall mean, with respect to CCE Spinco or its Subsidiaries, cash or cash equivalents (and all accounts and other depositary arrangements with respect thereto) securing customary obligations of such Person that are incurred in the ordinary course of business in connection with promoting or producing live entertainment events.
     (ss) The term “Permitted Encumbrances” shall mean:
          (i) Liens imposed by law for taxes, assessments, governmental charges, levies or claims that are not yet delinquent or are being contested in compliance with SECTION 2(g)(iv) of ARTICLE IV;
          (ii) carriers’, warehousemen’s, mechanics’, laborers’, materialmen’s, repairmen’s, vendors’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with SECTION 2(g)(iv) of ARTICLE IV;
          (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (iv) Permitted Deposits and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds,

performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (v) awards or judgment liens in respect of awards or judgments, to the extent not resulting in an Event of Default (as defined in the Credit Agreement);
          (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Corporation or any of its Subsidiaries;
          (vii) Liens created by lease agreements in respect of the leasehold interests leased by the Corporation or any of its Subsidiaries thereunder to secure the payments of rental amounts and other sums not yet due thereunder; and
          (viii) Liens on leasehold interests of the Corporation or any of its Subsidiaries created by the lessor in favor of any mortgagee of the leased premises, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     (tt) The term “Permitted Investments” shall mean:
          (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 or P-1 from S&P or from Moody’s, respectively;
          (iii) investments in certificates of deposit, banker’s acceptances and time deposits denominated in US Dollars and maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts denominated in US Dollars issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof or any member nation of the Organization for Economic Cooperation and Development which has a combined capital and surplus and undivided profits of not less than $500,000,000 (or the US Dollar Equivalent thereof) or any Lender or Affiliate of any Lender;
          (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

          (v) money market funds that (A) (1) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 (or, in the case of money market funds offered by any commercial bank organized under the laws of any member nation of the Organization for Economic Cooperation and Development, the applicable criteria of such member nation to the extent substantially comparable to the criteria set forth in such Rule 2a-7), (2) are rated AAA by S&P and Aaa by Moody’s or a comparable rating by any other nationally recognized rating agency and (3) have portfolio assets of at least $5,000,000,000 (or the US Dollar Equivalent thereof) or (B) are offered by any Lender or Affiliate of any Lender.
     (uu) The term “Permitted Subordinated Indebtedness” means Indebtedness of the Corporation or any of its Subsidiaries that (a) is subordinated to the obligations under the Credit Agreement on terms no less favorable to the lenders under the Credit Agreement than the terms set forth in Exhibit F to the Credit Agreement and (ii) matures on or after the date that is one year after the maturity date of the term loan under the Credit Agreement.
     (vv) The term “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     (ww) The term “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Corporation or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     (xx) The term “Remaining Excess Cash” shall mean, at any time, an amount equal to the Effective Date Excess Cash less the sum of (i) the aggregate amount of investments, loans and advances made, and payments in respect of purchases and acquisitions consummated, pursuant to SECTION 2(g)(xiii)(M) of ARTICLE IV prior to such time, (ii) the aggregate amount of Restricted Payments made pursuant to SECTION 2(g)(xvii)(A)(5) of ARTICLE IV prior to such time and (iii) the aggregate amount of cash and cash equivalents transferred pursuant to SECTION 2(g)(xviii)(I) of ARTICLE IV prior to such time; provided that Remaining Excess Cash shall not, at any time, be less than zero.
     (yy) The term “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Corporation or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Corporation or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Corporation or any of its Subsidiaries.

     (zz) The term “Senior Indebtedness” shall mean Indebtedness of CCE Spinco or any of its Subsidiaries that is not expressly subordinated in right of payment to any other Indebtedness of CCE Spinco or any of its Subsidiaries.
     (aaa) The term “Senior Leverage Ratio” shall mean, on any relevant date of determination, the ratio of (i) Total Senior Indebtedness as of such date minus Unrestricted Cash and Cash Equivalents as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of CCE Spinco ended on such date.
     (bbb) The term “SFX Entertainment” shall mean SFX Entertainment, Inc., a Delaware corporation.
     (ccc) The term “Specified Number” shall mean, with respect to any meeting of stockholders or any written consent of stockholders in lieu of meeting, the result obtained by dividing (i) the aggregate number of votes entitled to be cast by the holders of Common Stock by (ii) three times the aggregate number of shares of Series A Preferred outstanding, in each case calculated as of the record date for such meeting or written consent of stockholders (or, if no record date is established, as of the date such vote is taken or such written consent is first solicited).
     (ddd) The term “Subordinated Indebtedness” shall mean Indebtedness of CCE Spinco or any of its Subsidiaries that is expressly subordinated in right of payment to the obligations in the Credit Agreement.
     (eee) The term “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with United States generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, other than solely as a result of a contract under which the parent or one or more subsidiaries of the parent provides management services.
     (fff) The term “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Corporation or any of its Subsidiaries shall be a Swap Agreement.

     (ggg) The term “Total Indebtedness” shall mean, as of any relevant date of determination, the sum of, without duplication, (i) the aggregate principal amount of Indebtedness of CCE Spinco and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (ii) the aggregate principal amount of Indebtedness of CCE Spinco and its Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis, plus (iii) the aggregate amount of Accumulated Dividends and the liquidation preference for the Designated Preferred calculated pursuant to SECTION 2(c)(1) of ARTICLE IV; provided that Total Indebtedness shall exclude all Indebtedness of CCE Spinco and its Subsidiaries permitted under SECTION 2(g)(x)(A)(7) of ARTICLE IV.
     (hhh) The term “Total Senior Indebtedness” shall mean, as of any relevant date of determination, the sum of (i) the aggregate principal amount of Senior Indebtedness of CCE Spinco and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (ii) the aggregate principal amount of Senior Indebtedness of CCE Spinco and its Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis, provided that Total Senior Indebtedness shall exclude all Senior Indebtedness of CCE Spinco and its Subsidiaries permitted under SECTION 2(g)(x)(A)(7) and 2(g)(x)(A)(9) of ARTICLE IV.
     (iii) The term “Triggering Event” shall mean the failure of the Corporation to comply with the covenant in SECTION 2(h) of ARTICLE IV.
     (jjj) The term “Unrestricted Cash and Cash Equivalents” shall mean, as of any date, an amount equal to (a) the aggregate amount of consolidated cash and cash equivalents of CCE Spinco and its Subsidiaries as of such date less (b) the Remaining Excess Cash as of such date, provided that for all purposes hereunder, Unrestricted Cash and Cash Equivalents shall not exceed US$150,000,000.
     (kkk) The term “Voting Stock” shall mean all classes of the then outstanding capital stock of the Corporation entitled to vote generally on any matter that could be submitted to a vote of stockholders of the Corporation other than the election of directors.
     SECTION 2. Business Day. The term “business day,” when used herein, means any day other than a Saturday, a Sunday, or a day on which banking institutions in the States of New York or Texas are authorized or obligated by law or executive order to close.
     SECTION 3. Shares Outstanding. The term “outstanding,” when used with reference to shares of Common Stock, Series A Preferred or Series B Preferred or any other shares of stock, shall mean issued shares excluding shares held by the Corporation or any Corporation Affiliate.
     SECTION 4. Proportion of Shares. Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock, Series A Preferred or any other capital stock shall refer to such majority or other proportion of the votes to which such shares entitle their holders to cast as provided in this Certificate of Incorporation.
     SECTION 5. Headings. The headings of the articles, sections and subsections of this Certificate of Incorporation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.
ARTICLE XII
INCORPORATOR
     The name of the incorporator is Paulette Gerhart, whose mailing address is c/o Fulbright & Jaworski L.L.P., 300 Convent Street, Suite 2200, San Antonio, Texas 78205-3792.
ARTICLE XIII
EFFECTIVE TIME
     This certificate of incorporation shall be effective on December 21, 2005, at 8:00 a.m. Eastern Time.
     IN WITNESS WHEREOF, CCE Holdco #2, Inc. has caused this Certificate of Incorporation to be executed this 19th day of December, 2005.

/s/ Paulette Gerhart

Paulette Gerhart